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EXHIBIT 14.1

INDEPENDENT ACCOUNTANTS' CONSENT

        We consent to the use in this Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended November 29, 2003 of Novamerican Steel Inc. on Form 20-F of our report dated December 19, 2003, accompanying the Consolidated Financial Statements and Schedule II of the Company appearing in this Annual Report.

        We also consent to the reference to us under the heading "Item 3 Key Information—Selected Financial Data" in such Annual Report.

        We also consent to the incorporation of our reports by reference to Novamerican Steel Inc.'s Registration Statement on Form S-8 (File No. 333-7688)

Chartered Accountants
General Partnership

Montréal, Canada
February 25, 2004

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INDEPENDENT ACCOUNTANTS' CONSENT